Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS FIRST QUARTER EPS OF $.16

IRVINE, CALIFORNIA, October 22, 2008 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp" or the "Company") today announced net earnings of $1.8 million for the first quarter ended September 30, 2008, down 11% from $2.0 million earned during the first quarter of fiscal 2008. Diluted earnings per share for the first quarter of $.16 were 7.0% lower than the $0.18 per share reported for the prior year. In August 2008, the Company purchased 1.3 million shares of common stock pursuant to a modified Dutch auction tender offer, reducing the fully diluted average shares outstanding in the quarter by 4% to 10.9 million.

For the first quarter ended September 30, 2008, total direct finance, loan and interest income increased only slightly to $6.7 million, compared to $6.6 million for the first quarter of fiscal 2008. This change reflected an 11% increase in the average investment in leases and loans, the benefit of which was offset by a 96 basis point drop in the average yield to 9.48%. In addition, the average yield earned on the investment portfolio, cash and cash equivalents declined by 146 basis points, more than offsetting the increase in average balances to $76.4 million for the quarter, up from $45.8 million during the first quarter of fiscal 2008. Net direct finance, loan and interest income after provision for credit losses decreased by $345,000, or 7%, to $4.9 million due to a 19% increase in interest expense paid on deposits and a $185,000 increase in the provision for credit losses. The increase in interest expense reflected a 53% increase in the average balance of bank deposits to $160.5 million that was balanced by a 115 basis point decrease in the average rate paid from 5.1% to 3.96%. The increased provision primarily related to the deterioration in credit quality of certain lessees during the quarter, as well to heightened credit risk within the commercial loan portfolio.

Other income for the first quarter of fiscal 2009 decreased by 18% to $1.6 from $1.9 million earned during the first quarter of the prior year. The decline was due to lower gains earned from sales of leased property and lower income from lease extensions, offset somewhat by higher income from the sale of leases. As a result of the foregoing, gross profit of $6.4 million for the first quarter of fiscal 2009 was down 10% from $7.1 million earned during for the first quarter of the prior year.

During the first quarter of fiscal 2009, CalFirst Bancorp's reported S,G&A expenses decreased by 9% to $3.6 million, compared to $3.9 million during for the first quarter of fiscal 2008. The decrease is primarily due to lower fixed and variable office costs, the result of efforts to lower overhead, as well as some reduction in sales and administrative personnel costs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "The Company was not immune to the events in the financial markets over the past 90 days, but our first quarter results reflect the benefit of a sound balance sheet and credit standards, as well as steps taken to diversify into commercial loans and other investment opportunities. Lease bookings during the first quarter of $41.4 million were 17% above the $35.5 million booked in the prior year, and along with commercial loans of $10.8 million contributed to a 27% increase in loan and lease assets booked in the quarter to $52.2 million. As a result, the net investment in loans and leases of $259.6 million at September 30, 2008 is up 10% from September 30, 2007. For the first quarter of fiscal 2009, lease originations were about the same as during the first quarter of fiscal 2008, but with new loan commitments, total originations were up 60%. At September 30, 2008, property acquired for transactions in process of $32.9 million was up 13% from the level at June 30, 2008 but 20% lower than a year ago. The backlog of approved lease and loan commitments stood at $95.3 million.

"During the first quarter of fiscal 2009, the Company increased its investment in marketable securities to $31.9 million, from $6.4 million at June 30, 2008 and $3.5 million at September 30, 2007. The new investments include certain U. S. agency mortgage backed securities and investment grade bank issued trust preferred securities that offer a better yield than federal funds sold and other short term investments."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2008 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2008	2007

Direct finance and loan income	$ 6,136	$ 6,094
Interest and investment income	548	496
Total direct finance, loan and interest income	6,684	6,590

Interest expense on deposits	1,601	1,347
Provision for credit losses	225	40

Net direct finance, loan and interest income after provision for credit losses	4,858	5,203
Other income
Operating and sales-type lease income	603	827
Gain on sale of leases and leased property	838	930
Other fee income	128	153
Total other income	1,569	1,910

Gross Profit	6,427	7,113

Selling, general and administrative expenses	3,557	3,888

Earnings before income taxes	2,870	3,225

Income taxes	1,076	1,210

Net earnings	$ 1,794	$ 2,015

Basic earnings per share	$ 0.17	$ 0.18
Diluted earnings per share	$ 0.16	$ 0.18

Weighted average common shares outstanding	10,858	11,139
Diluted number of common shares outstanding	10,949	11,442

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2008	June 30, 2008
ASSETS
Cash and short term investments	$ 37,326	$ 71,790
Investment securities	31,940	6,360
Net receivables	1,610	1,946
Property for transactions in process	32,911	29,046
Net investment in leases and loans	259,592	262,375
Income tax receivable	3,354	4,239
Other assets	2,709	1,564
Discounted lease rentals assigned to lenders	10,337	9,274
	$379,779	$386,594
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,738	$ 2,422
Income taxes payable, including deferred taxes	6,894	6,993
Deposits	163,854	156,239
Other liabilities	9,288	9,211
Non-recourse debt	10,337	9,274
Total liabilities	194,111	184,139
Stockholders' Equity	185,668	202,455
	$379,779	$386,594